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EXHIBIT 8.1

                                  [LETTERHEAD]

                                  JUNE 21, 1996


FIRSTPLUS INVESTMENT CORPORATION
3773 Howard Hughes Parkway, Suite 300N
Las Vegas, Nevada  89109


     Re:  FIRSTPLUS INVESTMENT CORPORATION
          FIRSTPLUS Asset-Backed Certificate, Series 1996-2

Ladies and Gentlemen:

     We have acted as counsel for FIRSTPLUS INVESTMENT CORPORATION, a corporation organized under the laws of the State of Nevada (the "COMPANY"), in connection with the issuance of the FIRSTPLUS Asset-Backed Certificates, Series 1996-2, consisting of the following Classes of Certificates (collectively, the "CERTIFICATES"): (i) Class A-1 Certificates, Class A-2 Certificates, Class A-3 Certificates, Class A-4 Certificates, Class A-5 Certificates, Class A-6 Certificates, Class A-7 Certificates, and Class A-8 Certificates (collectively, the "OFFERED CERTIFICATES"), (ii) Class B Certificates, and (iii) Class R Certificates. The Certificates are being issued pursuant to a Pooling and Servicing Agreement dated as of June 1, 1996 between the Company, as Depositor, FIRSTPLUS FINANCIAL, INC., as Transferor and Servicer, and First Trust of California, National Association, as Trustee. The Offered Certificates have been offered and sold pursuant to the Company's Prospectus dated June 14, 1996 and the related Prospectus Supplement dated June 14, 1996 (collectively, the "PROSPECTUS"), which were previously filed with the Securities and Exchange Commission pursuant to Rule 424(b)(5), and the Company's Registration Statement on Form S-3 (the "REGISTRATION STATEMENT"), which was declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended, on May 23, 1996.

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Company's organizational documents, the Pooling and Servicing Agreement and the form of Certificates included therein and such other documents, records, certificates of the Company and public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In addition, we have assumed that the Pooling and Servicing Agreement was duly executed and delivered; that the Certificates were duly executed and delivered substantially in the forms contemplated by the Pooling and Servicing Agreement; and that the Certificates were sold as described in the Prospectus and the Registration Statement. Capitalized terms used and not otherwise defined herein have the meanings assigned to them in the Pooling and Servicing Agreement.

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FIRSTPLUS INVESTMENT CORPORATION
June 21, 1996
Page -2-


     On the basis of the foregoing, we are of the opinion that:

          (a) The description of federal income tax consequences appearing under the heading "Certain Federal Income Tax Consequences" in the Prospectus accurately describes the material federal income tax consequences to holders of the Offfered Certificates under existing law and subject to the qualifications and assumptions stated therein.

          (b) Assuming (a) an election will be properly made to treat the segregated pool of assets (the "REMIC POOL") consisting of the Trust Fund (exclusive of the Pre-Funding Account and the Capitalized Interest Account) as a "real estate mortgage investment conduit" ("REMIC") for Federal income tax purposes, (b) compliance with all provisions of the Pooling and Servicing Agreement, and (c) continuing compliance with the applicable provisions of the Code as it may be amended from time to time and any applicable Treasury regulations adopted thereunder, the REMIC Pool will qualify as a REMIC for Federal income tax purposes, each of the Certificates, other than the Class R Certificates, created pursuant to the Pooling and Servicing Agreement will be treated as a "regular interest" in a REMIC within the meaning of Section 860G(a)(1) of the Code and the Class R Certificates will be treated as a "residual interest" in a REMIC within the meaning of Section 860G(a)(2) of the Code.

     The opinion herein is based upon our interpretations of current law, including court authority and existing Final and Temporary Regulations, which are subject to change both prospectively and retroactively, and upon the facts and assumptions discussed herein. This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court.
Furthermore, our opinion is not binding on the IRS or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the IRS will not take a contrary position or that a court would agree with our opinion if litigated.

     We hereby consent to the reference to us under the caption "Certain Federal Income Tax Consequences" in the Prospectus, and to the filing of this opinion as
Exhibit 8.1 to a Form 8-K Current Report to the Registration Statement, without implying or admitting that we are experts within the meaning of the Securities Act of 1933, as amended, with respect to any part of the Prospectus or the Registration Statement.

                                        Sincerely,

                                        /s/ ANDREWS & KURTH L.L.P.


2445;1568